As filed with the U.S. Securities and Exchange Commission on February 23, 2024

Registration No. 333-269205

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Scilex Holding Company

(Exact name of Registrant as specified in its charter)

Delaware	2836	92-1062542
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Scilex Holding Company

960 San Antonio Road

Palo Alto, CA 94303

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jaisim Shah

Chief Executive Officer & President

960 San Antonio Road

Palo Alto, CA 94303

(650) 516-4310

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey T. Hartlin, Esq.

Elizabeth A. Razzano, Esq.

Paul Hastings LLP

1117 S. California Avenue

Palo Alto, CA 94304

(650) 320-1800

Approximate date of commencement of proposed sale to the public: Not applicable. This Post-Effective Amendment No. 2 deregisters those securities that remain unsold as of the date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

DEREGISTRATION OF UNSOLD SECURITIES

On January 12, 2023, Scilex Holding Company (the “Company”) filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-1 (File No. 333-269205) (the “Registration Statement”), which was initially declared effective by the SEC on January 20, 2023. The Company subsequently filed a Post-Effective Amendment No. 1 on Form S-1 (“Post-Effective Amendment No. 1”) on March 13, 2023 to include information contained in the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 7, 2023 and to update certain other information in the Registration Statement. The Post-Effective Amendment No. 1 was declared effective by the SEC on March 20, 2023.

The Registration Statement relates to the registration for the resale of up to 28,128,422 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which the Company has issued or was entitled to, in its discretion, elect to issue and sell to the selling securityholder identified in the Registration Statement (the “Selling Securityholder”), pursuant to that certain standby equity purchase agreement, dated as of January 8, 2023 (the “SEPA”), between the Selling Securityholder and the Company in which the Selling Securityholder had committed to purchase from the Company, at the Company’s direction, up to $500,000,000 of Common Stock, subject to terms and conditions specified in the SEPA. As of the date of this Post-Effective Amendment No. 2, 1,414,554 shares of Common Stock were issued to the Selling Securityholder pursuant to the SEPA and 26,713,868 shares of Common Stock that are issuable pursuant to the SEPA remain unsold under the Registration Statement.

On, and effective as of, February 16, 2024, the Company and the Selling Securityholder mutually agreed to terminate the SEPA. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby amends the Registration Statement to remove from registration the 26,713,868 shares of Common Stock that are issuable pursuant to the SEPA but remain unsold under the Registration Statement.

The Company hereby requests that, pursuant to Rule 457(p) under the Securities Act of 1933, as amended, the aggregate total dollar amount of the filing fee of $14,336.63, associated with the unsold securities, be used to offset against the total filing fees due for subsequent registration statements of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Palo Alto, State of California, on the 23rd day of February 2024.

SCILEX HOLDING COMPANY

By:	/s/ Jaisim Shah
Name: Jaisim Shah
Title: Chief Executive Officer and President

Each person whose signature appears below constitutes and appoints each of Jaisim Shah and Stephen Ma, acting alone or together with another attorney-in-fact, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 426(b) promulgated under the Securities Act of 1933, as amended (and all further amendments, including post-effective amendments thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jaisim Shah Jaisim Shah	Chief Executive Officer, President and Director (Principal Executive Officer)	February 23, 2024

/s/ Stephen Ma Stephen Ma	Chief Financial Officer (Principal Financial and Accounting Officer)	February 23, 2024

/s/ Henry Ji, Ph.D. Henry Ji, Ph.D.	Executive Chairperson and Director	February 23, 2024

/s/ Dorman Followwill Dorman Followwill	Director	February 23, 2024

/s/ Yue Alexander Wu, Ph.D. Yue Alexander Wu, Ph.D.	Director	February 23, 2024

/s/ Jay Chun, M.D., Ph.D. Jay Chun, M.D., Ph.D.	Director	February 23, 2024

/s/ David Lemus David Lemus	Director	February 23, 2024